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Exhibit i.6

GLADSTONE CAPITAL CORPORATION

THIRD AMENDMENT TO
AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN

RECITALS

        A.    On June 2, 2001, the Board of Directors of GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the "Company"), adopted the 2001 Equity Incentive Plan.

        B.    On July 23, 2001, the Board of Directors and stockholders of the Company approved the Amended and Restated 2001 Equity Incentive Plan (the "Plan").

        C.    On August 8, 2001, the Company adopted the First Amendment to the Plan.

        D.    On September 23, 2002, the Company adopted the Second Amendment to the Plan.

        E.    On December 5, 2002, the Board of Directors of the Company approved, and on February 24, 2003, the stockholders of the Company ratified, the following amendment to the Plan:

AMENDMENT

1.
Section 4(a) of the Plan shall be amended and restated in its entirety to read as follows:

  "(a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the capital stock that may be issued pursuant to Stock Awards shall be two million (2,000,000) shares of capital stock. Stock Awards shall be comprised of Common Stock or Preferred Stock as determined by the Board in its discretion."

2.
Except as set forth in this Third Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

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  Exhibit i.6
GLADSTONE CAPITAL CORPORATION THIRD AMENDMENT TO AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN
RECITALS
AMENDMENT